Exhibit No. 11

            Statement Regarding the Computation of Per Share Earnings

                                                     1997             1996
                                                     ----             ----
  Earnings per Common Share:
     Primary                                         $0.76            $0.19

      Primary-before merger costs                    $0.81            $0.73


      Primary average shares
      outstanding                                5,390,219        5,410,241

     Fully diluted                                   $0.76            $0.19

      Fully diluted-before merger costs              $0.81            $0.73


     Fully diluted average shares
      outstanding                                5,390,219        5,410,241